January 2008 Pricing Sheet dated January 24, 2008 relating to Preliminary Terms No. 465 dated December 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS based on the Philadelphia Stock Exchange Housing SectorSM Index due January 20, 2010
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 24, 2008
Issuer:	Morgan Stanley
Maturity date:	January 20, 2010
Underlying index:	Philadelphia Stock Exchange Housing SectorSM Index (the “PHLX Housing Sector Index”)
Aggregate principal amount:	$1,800,000
Payment at maturity:
•  If the final index value is greater than the initial index value:
$10 + ($10 x upside leverage factor x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value of 90% of the index value:
$10
•  If the final index value is less than the downside protection value of 90% of the initial index value:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Upside leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	139.32, the closing value of the PHLX Housing Sector Index as published on the Bloomberg page “HGX” on the pricing date
Final index value:	The closing value of the PHLX Housing Sector Index on the valuation date
Valuation date:	January 15, 2010, subject to adjustment for certain market disruption events
Downside protection value:	125.388, which is 90% of the initial index value
Minimum payment at maturity:	$1.00 per Buffered PLUS
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$13.30 (133% of the stated principal amount) per Buffered PLUS
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	January 24, 2008
Original issue date:	January 31, 2008 (5 business days after the pricing date)
CUSIP:	61747W331
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.20	$9.80
Total	$1,800,000	$36,000	$1,764,000
(1)      The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per Buffered PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.
(2)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. (“PHLX”) and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by PHLX, and PHLX makes no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 465 dated December 26, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.